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Exhibit 10.5

ABINGTON BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

TABLE OF CONTENTS

ARTICLE I—DEFINITIONS
1.1	Beneficiary	1
1.2	Compensation	1
1.3	Employer	1
1.4	Participant	1
1.5	Plan	1
1.6	Plan Committee	1
1.7	Retirement Date	1
ARTICLE II — ELIGIBILITY AND PARTICIPATION
2.1	Conditions of Eligibility	1
2.2	Commencement of Participation	1
2.3	Additional Compensation	1
ARTICLE III — RETIREMENT BENEFITS
3.1	Retirement Benefit	2
3.2	Determination of Retirement Benefit	2
3.3	Payment of Retirement Benefits	2
ARTICLE IV — DEATH AND DISABILITY BENEFITS
4.1	Participant's Death Following Retirement	2
4.2	Participant's Death Prior to Retirement	2
4.3	Death of Beneficiary	2
4.4	Participant's Disability Prior to Retirement	2
ARTICLE V — PLAN ADMINISTRATION
5.1	Plan Committee	3
5.2	Claim	3
5.3	Denial of Claim	3
5.4	Review of Claim	3
ARTICLE VI — PARTICIPANT'S RIGHTS
6.1	Participant's Rights	3
6.2	Spendthrift Provision	3
6.3	Plan Not an Employment Agreement	3
6.4	Protective Provisions	3
ARTICLE VII — MISCELLANEOUS
7.1	Termination of Plan	4
7.2	Inurement	4
7.3	Amendments and Modifications	4
7.4	Governing Law	4

ABINGTON BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        This Abington Bank ("Bank") Supplemental Executive Retirement Plan ("Plan") is adopted effective October 16, 2002. The purpose of the Plan is to provide those officers of the Bank who are listed in Appendix A, which is attached hereto, with supplemental retirement benefits in order to provide them with a reasonable level of retirement income which will assist them in maintaining an appropriate standard of living in retirement. The Plan is also intended to encourage and induce the participating officers to remain in the Bank=s employ until they attain the retirement age of 65.

ARTICLE I—DEFINITIONS

        For purposes hereof, unless otherwise clearly apparent from the context, the following phrases and terms shall have the indicated meanings:

        1.1    Beneficiary.    A person or entity designated in accordance with Article IV of this Plan to receive benefits upon the death of a Participant.

        1.2    Compensation.    The average of a Participant=s base compensation for the highest three (3) calendar years for the ten (10) full calendar years immediately preceding the Participant=s retirement (excluding bonus, commissions, if any, and expense allowances) without reduction for compensation deferred pursuant to any retirement plan (qualified or non-qualified) maintained by the Employer.

        1.3    Employer.    For purposes of this Plan, the Employer is Abington Bank, a Pennsylvania chartered savings bank.

        1.4    Participant.    An employee of the Employer who is eligible to participate in the Plan and approved by the Board of Trustees of the Employer who is a member of a select group of management or highly compensated employees within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

        1.5    Plan.    This Supplemental Executive Retirement Plan as adopted by the Employer and as may be hereafter amended.

        1.6    Plan Committee.    A committee of not less than three members of the Board of Trustees of the Employer, which shall be appointed by the Board of Trustees of the Employer to administer this Plan.

        1.7    Retirement Date.    The date on which a Participant reaches sixty-five (65) years of age.

ARTICLE II—ELIGIBILITY AND PARTICIPATION

        2.1    Conditions of Eligibility.    Eligibility to become a Participant in this Plan will be determined by the Board of Trustees of the Employer. Such determination shall be conclusive and binding upon all persons.

        2.2    Commencement of Participation.    The Employer or Plan Committee shall notify each employee of his eligibility to participate in this Plan. Eligible employees shall become Participants in this Plan as of the effective date hereof or upon becoming eligible to participate in this Plan, as the case may be. Each employee who becomes a Participant in this Plan shall complete such forms as are reasonably required by the Plan Committee for Plan participation.

        2.3    Additional Compensation.    A Participant shall receive the benefits provided for herein in addition to any compensation paid to or benefits provided to the Participant. Except as otherwise provided herein, nothing in this Plan shall be construed as limiting, varying or reducing any provision or benefit to a Participant, a Participant=s estate or Beneficiaries pursuant to any employment agreement, any retirement plan, including any qualified pension or profit sharing plan, any health, disability or life insurance policies or any other agreement between the Employer and the Participant.

ARTICLE III—RETIREMENT BENEFITS

        3.1    Retirement Benefit.    If a Participant retires from full-time employment with the Employer after the Retirement Date, the Employer will pay to the Participant an annual retirement benefit ("Retirement Benefit"), determined pursuant to Paragraph 3.2 hereof, payable pursuant to the provisions of Paragraph 3.3 hereof, for ten (10) consecutive years.

        3.2    Determination of Retirement Benefit.    A Participant=s annual Retirement Benefit shall be an amount, determined as of such Participant=s Retirement Date, equal to fifty (50%) percent of the Participant=s Compensation.

        3.3    Payment of Retirement Benefits.    The Retirement Benefit payable to a Participant upon such Participant=s retirement from full-time employment with Employer, pursuant to the provisions of Paragraph 3.1 hereof, shall be payable in the form of equal quarterly installment payments ("Quarterly Payments") for ten (10) consecutive years beginning with the first day of the first full calendar quarter following such retirement.

ARTICLE IV—DEATH AND DISABILITY BENEFITS

        4.1    Participant's Death Following Retirement.    If a Participant dies following retirement from full-time employment with the Employer, but prior to the payment of forty (40) Quarterly Payments, the Employer shall pay to the Beneficiary or Beneficiaries designated in writing by such Participant in Schedule A (or to the Participant's estate if the Participant fails to so designate a Beneficiary or Beneficiaries) the remaining retirement benefits until the Participant and such Beneficiary or Beneficiaries or estate have received a total of forty (40) Quarterly Payments.

        4.2    Participant's Death Prior to Retirement.    If a Participant dies after age sixty-five (65) but prior to retirement from full-time employment with the Employer, the Employer shall pay to the Beneficiary or Beneficiaries designated in writing by such Participant in Schedule A (or to the Participant's estate if the Participant fails to so designate a Beneficiary or Beneficiaries) the Retirement Benefit provided for in Paragraph 3.1. For purposes hereof, the date of death shall be deemed the date of the Participant's retirement. The Retirement Benefits shall be payable in the form of equal quarterly installment payments for ten (10) consecutive years beginning with the first day of the first full quarter following the Participant's death. If a Participant dies while employed by the Employer prior to age sixty-five (65), the Employer shall pay in lump sum form the present value of the aggregate retirement benefit accrued by the Employer as of the date of the Participant's death to the Beneficiary or Beneficiaries designated in writing by the Participant in Schedule A (or to the Participant's Estate if the Participant fails to so designate a Beneficiary or Beneficiaries).

        4.3    Death of Beneficiary.    In the event of death of a Beneficiary who is receiving a Retirement Benefit in installments pursuant to Paragraph 4.1 or 4.2, such remaining benefit to which such Beneficiary was entitled at the time of such Beneficiary's death shall continue to be payable to the beneficiary or beneficiaries, designated in writing by such Beneficiary, on a form to be submitted by such Beneficiary to the Plan Committee (or to the Beneficiary's estate if the Beneficiary fails to so designate a beneficiary or beneficiaries).

        4.4    Participant's Disability Prior to Retirement.    If a Participant becomes permanently disabled after age of sixty-five (65) but prior to retirement from full-time employment with the Employer, the Employer shall pay to the Participant the retirement benefit provided for in Paragraph 3.1. For purposes hereof, the date of permanent disability shall be deemed the date of the Participant's retirement. The retirement benefits shall be payable in the form of equal quarterly installment payments for ten (10) consecutive years beginning with the first day of the first full quarter following the Participant's disability. If a Participant becomes permanently disabled while employed by the Employer prior to age sixty-five (65), the Employer shall pay the Participant the retirement benefit provided for in Paragraph 3.1. For purposes hereof, the date of permanent disability shall be deemed the date of the Participant's retirement. The retirement benefit shall be payable in the form of equal quarterly installment payments for ten (10) consecutive years beginning with the first day of the first full quarter following the Participant's sixty-fifth (65th) birthday.

ARTICLE V—PLAN ADMINISTRATION

        5.1    Plan Committee.    This Plan and all matters related hereto shall be administered by the Plan Committee. The Plan Committee will interpret the provisions of this Plan and shall determine all questions arising in the administration, eligibility, interpretation and application of this Plan. Any such determination by the Plan Committee shall be conclusive and binding on all persons and shall be consistently and uniformly applied to all persons similarly situated. The Plan Committee shall engage the services of such independent actuaries and administrative personnel, as it deems appropriate to administer the Plan.

        5.2    Claim.    Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under the Plan shall present the request, in writing, to the Plan Committee which shall respond in writing as soon as practicable.

        5.3    Denial of Claim.    If the claim or request is denied, the written notice of denial shall state the reason for denial, with specific reference to the Plan provisions on which the denial is based and a description of any additional material or information required.

        5.4    Review of Claim.    Any person whose claim or request is denied or who has not received a response within ninety (90) days may (within, sixty (60) days thereafter) request review by notice given in writing to the Plan Committee. Such request must state the specific reasons, including any Plan provisions, upon which such request for review is based. The claim or request shall be reviewed by the Plan Committee.

ARTICLE VI—PARTICIPANT'S RIGHTS

        6.1    Participant's Rights.    The rights of a Participant or a Participant's Beneficiaries to benefits under this Plan shall be solely those of an unsecured creditor of the Employer. Any insurance policy or other asset acquired or held by, or on behalf of, the Employer or funds allocated by the Employer in connection with the liabilities assumed by the Employer pursuant to this Plan shall not be deemed to be held under any trust for the benefit of a Participant or Participant's Beneficiaries or to be security for the performance of the Employer's obligations pursuant hereto but shall be and remain a general asset of the Employer.

        6.2    Spendthrift Provision.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferrable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferrable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        6.3    Plan Not an Employment Agreement.    This Plan shall not be deemed to constitute an employment agreement between the parties hereto nor shall any provision hereof restrict the right of the Employer to discharge a Participant as an employee of the Employer or restrict a Participant's right to terminate his employment.

        6.4    Protective Provisions.    A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer. If a Participant makes any material misstatement of information or nondisclosure of medical history, then a Participant shall not be considered as having been a Participant in the Plan.

ARTICLE VII—MISCELLANEOUS

        7.1    Termination of Plan.    The Employer, upon written notice to a Participant, shall have the right, at any time, to terminate this Plan. Such termination shall become effective when authorized by the Board of Trustees of the Employer and written notice is given to a Participant. Upon termination of this Plan, those Participants then receiving Retirement Benefits pursuant to the provisions of Article III and those Beneficiaries receiving benefits pursuant to the provisions of Article IV shall continue to receive such benefits in accordance with this Plan. The Participants who are not then receiving Retirement Benefits will be entitled to no benefits pursuant to this Plan.

        7.2    Inurement.    This Plan shall be binding upon and shall inure to the benefit of the Employer and each Participant hereunder and their respective heirs, executors, administrators, successors and assigns.

        7.3    Amendments and Modifications.    This Plan may be changed or altered by a written instrument signed by the Employer and shall become effective upon written notification to the Participants.

        7.4    Governing Law.    This Plan is made pursuant to, and shall be governed by, the laws of the Commonwealth of Pennsylvania, in all respects, including matters of construction, validity and performance.

        IN WITNESS WHEREOF, the Employer has adopted this Supplemental Executive Retirement Plan the day and year first above written.

ABINGTON BANK

By:	/s/ BARON ROWLAND Baron Rowland Vice Chairman of the Board of Trustees

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ABINGTON BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
TABLE OF CONTENTS
ABINGTON BANK SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
ARTICLE I—DEFINITIONS
ARTICLE II—ELIGIBILITY AND PARTICIPATION
ARTICLE III—RETIREMENT BENEFITS
ARTICLE IV—DEATH AND DISABILITY BENEFITS
ARTICLE V—PLAN ADMINISTRATION
ARTICLE VI—PARTICIPANT'S RIGHTS
ARTICLE VII—MISCELLANEOUS